Exhibit 5.1

October 19, 2004

Realty Income Corporation

220 West Crest Street

Escondido, California  92025-1707

Re:          Registration Statements on Form S-3 (Registration Nos. 333-102073 and
333-13032)

Ladies and Gentlemen:

We have served as Maryland counsel to Realty Income Corporation, a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the sale and issuance by the Company of 1,100,000 shares (the “Shares”) of the Company’s 7.375% Monthly Income Class D Cumulative Redeemable Preferred Stock, par value $1.00 per share (the “Class D Shares”), pursuant to a Purchase Agreement, dated October 12, 2004 (the “Purchase Agreement”), by and between the Company and Credit Suisse First Boston LLC.  The Shares are covered by the above-referenced Registration Statements and all amendments thereto (collectively, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “1933 Act”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.             The Registration Statement;

2.             The Base Prospectus, dated March 23, 2004, as supplemented by a Prospectus Supplement, dated October 12, 2004, filed with the Commission pursuant to Rule 424(b) of the General Rules and Regulations promulgated under the 1933 Act;

3.             The Company’s current report on Form 8-K in connection with the Purchase Agreement (the “Form 8-K”), filed with the Commission under the 1933 Act;

4.             The charter of the Company (the “Charter”), including the Articles Supplementary classifying the Class D Shares, certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

5.             The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

6.             Resolutions (the “Board Resolutions”) adopted by the Board of Directors of the Company, relating to, among other things, (i) the classification, registration, sale and issuance of the Shares, (ii) the execution, delivery and performance by the Company of the Purchase Agreement and (iii) the appointment of a Preferred Stock Terms Committee of the Board of Directors (the “Committee”) and the delegation to the Committee of all of the powers of the Board of Directors that may be delegated to the Committee with respect to the sale and issuance of the Shares, subject to the parameters established by the Board Resolutions, certified as of the date hereof by an officer of the Company;

7.             Resolutions (the “Committee Resolutions” and, together with the Board Resolutions, the “Resolutions”) adopted by the Committee, relating to, among other things, (i) the classification and issuance of the Shares, (ii) the approval of the terms of the Shares, including the number of Shares to be issued, (iii) the price at which the Shares are to be offered and (iv) the authorization of the execution, delivery and performance of the Purchase Agreement, certified as of the date hereof by an officer of the Company;

8.             The Purchase Agreement, certified as of the date hereof by an officer of the Company;

9.             A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

10.           A certificate executed by an officer of the Company, dated as of the date hereof; and

11.           Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.             Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.             Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.             Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.             All Documents submitted to us as originals are authentic.  The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered.  All Documents submitted to us as certified or photostatic copies conform to the original documents.  All signatures on all such Documents are genuine.  All public records reviewed or relied upon by us or on our behalf are true and complete.  All representations, warranties, statements and information contained in the Documents are true and complete.  There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5.             The Shares will not be issued in violation of any restriction or limitation contained in Article VII of the Charter.

6.             Upon issuance of the Shares, the total number of Class D Shares issued and outstanding will not exceed the total number of Class D Shares that the Company is then authorized to issue under the Charter.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.             The Company is a corporation, duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.             The issuance of the Shares has been duly authorized and, when issued and delivered by the Company in accordance with the Charter, the Resolutions and the Purchase Agreement against payment of the purchase price therefor specified in the Purchase Agreement, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law.  We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland.  We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you solely for submission to the Commission as an exhibit to the Form 8-K.

We hereby consent to the filing of this opinion as an exhibit to the Form 8-K.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP